Exhibit 99(e)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON
FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Member of
AEP Transmission Company, LLC

Our audit of the consolidated financial statements referred to in our report dated February 22, 2018 appearing in the 2017 Annual Report to the Member of AEP Transmission Company, LLC (which report and consolidated financial statements are included in this Registration Statement on Form S-4) also included an audit of the accompanying schedule of condensed financial information as of December 31, 2017 and for the year then ended. In our opinion, this financial statement schedule as of December 31, 2017 and for the year then ended presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

The financial statement schedule of the Company as of December 31, 2016 and for the years ended December 31, 2016 and 2015 was audited by other auditors whose report, dated April 4, 2017, expressed an unqualified opinion on that financial statement schedule.

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio
February 22, 2018

SCHEDULE I
AEP TRANSMISSION COMPANY, LLC (AEPTCo Parent)
CONDENSED FINANCIAL INFORMATION
CONDENSED STATEMENTS OF INCOME
For the Years Ended December 31, 2017, 2016 and 2015
(in millions)

	Years Ended December 31,
	2017	2016	2015
EXPENSES
Other Operation	$—	$0.8	$0.2
TOTAL EXPENSES	—	0.8	0.2

OPERATING LOSS	—	(0.8)	(0.2)

Other Income (Expense):
Interest Income − Affiliated	82.9	57.8	49.6
Interest Expense	(82.4)	(57.9)	(49.8)

INCOME (LOSS) BEFORE INCOME TAX EXPENSE (CREDIT) AND EQUITY EARNINGS	0.5	(0.9)	(0.4)

Income Tax Expense (Credit)	0.2	(0.3)	(0.1)
Equity Earnings of Unconsolidated Subsidiaries	285.8	193.3	133.2

NET INCOME	$286.1	$192.7	$132.9

See Condensed Notes to Condensed Financial Information beginning on page 4.

SCHEDULE I
AEP TRANSMISSION COMPANY, LLC (AEPTCo Parent)
CONDENSED FINANCIAL INFORMATION
CONDENSED BALANCE SHEETS
ASSETS
December 31, 2017 and 2016
(in millions)

	December 31,
	2017	2016
CURRENT ASSETS
Advances to Affiliates	$22.5	$14.2
Accounts Receivable:
General	—	0.1
Affiliated Companies	17.3	21.7
Total Accounts Receivable	17.3	21.8
TOTAL CURRENT ASSETS	39.8	36.0

OTHER NONCURRENT ASSETS
Notes Receivable − Affiliated	2,550.4	1,932.0
Investments in Unconsolidated Subsidiaries	2,607.4	1,960.1
Deferred Charges and Other Noncurrent Assets	—	1.7
TOTAL OTHER NONCURRENT ASSETS	5,157.8	3,893.8

TOTAL ASSETS	$5,197.6	$3,929.8

See Condensed Notes to Condensed Financial Information beginning on page 4.

SCHEDULE I
AEP TRANSMISSION COMPANY, LLC (AEPTCo Parent)
CONDENSED FINANCIAL INFORMATION
CONDENSED BALANCE SHEETS
LIABILITIES AND EQUITY
December 31, 2017 and 2016
(in millions)

	December 31,
	2017	2016
CURRENT LIABILITIES
Accounts Payable:
General	$0.4	$0.1
Affiliated Companies	24.0	18.9
Long-term Debt Due Within One Year – Nonaffiliated	50.0	—
Accrued Taxes	0.1	—
Accrued Interest	15.0	10.5
Other Current Liabilities	2.5	10.7
TOTAL CURRENT LIABILITIES	92.0	40.2

NONCURRENT LIABILITIES
Long-term Debt – Nonaffiliated	2,500.4	1,932.0
TOTAL NONCURRENT LIABILITIES	2,500.4	1,932.0

TOTAL LIABILITIES	2,592.4	1,972.2

MEMBER’S EQUITY
Paid-in Capital	1,816.5	1,455.0
Retained Earnings	788.7	502.6
TOTAL MEMBER’S EQUITY	2,605.2	1,957.6

TOTAL LIABILITIES AND MEMBER’S EQUITY	$5,197.6	$3,929.8

See Condensed Notes to Condensed Financial Information beginning on page 4.

SCHEDULE I
AEP TRANSMISSION COMPANY, LLC (AEPTCo Parent)
CONDENSED FINANCIAL INFORMATION
CONDENSED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2017, 2016 and 2015
(in millions)

	Years Ended December 31,
	2017	2016	2015
OPERATING ACTIVITIES
Net Income	$286.1	$192.7	$132.9
Adjustments to Reconcile Net Income to Net Cash Flows
from Operating Activities:
Deferred Income Taxes	1.6	(1.7)	—
Equity Earnings of Unconsolidated Subsidiaries	(285.7)	(193.3)	(133.1)
Change in Other Noncurrent Assets	—	0.2	—
Changes in Certain Components of Working Capital:
Accounts Receivable, Net	4.5	2.2	(13.0)
Accounts Payable	5.4	2.8	1.4
Accrued Taxes, Net	0.1	0.1	(0.1)
Accrued Interest	4.5	2.6	0.9
Other Current Liabilities	(8.2)	(5.5)	12.2
Net Cash Flows from Operating Activities	8.3	0.1	1.2

INVESTING ACTIVITIES
Change in Advances to Affiliates, Net	(8.3)	(0.1)	(1.2)
Issuance of Notes Receivable to Affiliated Companies	(617.6)	(686.9)	(450.0)
Repayments of Notes Receivable from Affiliated Companies	—	300.0	—
Capital Contributions to Subsidiaries	(361.6)	(212.0)	(279.0)
Net Cash Flows Used for Investing Activities	(987.5)	(599.0)	(730.2)

FINANCING ACTIVITIES
Capital Contribution from Member	361.6	212.0	279.0
Issuance of Long-term Debt - Nonaffiliated	617.6	686.9	450.0
Retirement of Long-term Debt - Nonaffiliated	—	(300.0)	—
Net Cash Flows from Financing Activities	979.2	598.9	729.0

Net Change in Cash and Cash Equivalents	—	—	—
Cash and Cash Equivalents at Beginning of Period	—	—	—
Cash and Cash Equivalents at End of Period	$—	$—	$—

See Condensed Notes to Condensed Financial Information beginning on page 4.

SCHEDULE I
AEP TRANSMISSION COMPANY, LLC (AEPTCo Parent)
INDEX OF CONDENSED NOTES TO CONDENSED FINANCIAL INFORMATION

1. Summary of Significant Accounting Policies

2. Commitments, Guarantees and Contingencies

3. Financing Activities

4. Related Party Transactions

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The condensed financial information of AEPTCo Parent is required as a result of the restricted net assets of AEPTCo consolidated subsidiaries exceeding 25% of AEPTCo consolidated net assets as of December 31, 2017.  AEPTCo Parent is the direct holding company for the seven State Transcos.  The primary source of income for AEPTCo Parent is equity in its subsidiaries’ earnings.

Income Taxes

AEPTCo Parent joins in the filing of a consolidated federal income tax return with its affiliates in the AEP System.  The allocation of the AEP System’s current consolidated federal income tax to the AEP System companies allocates the benefit of current tax losses to the AEP System companies giving rise to such losses in determining their current tax expense.  The tax benefit of AEP Parent is allocated to its subsidiaries with taxable income.

2.  COMMITMENTS, GUARANTEES AND CONTINGENCIES

AEPTCo Parent and its subsidiaries are parties to legal matters.  For further discussion of commitments, guarantees and contingencies, see Note 6 in the 2017 Annual Reports.

3.  FINANCING ACTIVITIES

For discussion of Financing Activities, see Note 14 to AEPTCo’s audited consolidated financial statements in the 2017 Annual Reports.

4.  RELATED PARTY TRANSACTIONS

Payments on Behalf of Subsidiaries

Due to occasional time sensitivity and complexity of payments, Parent makes certain insurance, tax and other payments on behalf of subsidiary companies.  Parent is then fully reimbursed by the subsidiary companies. AEPTCo Parent also makes convenience payments on behalf of its State Transcos. AEPTCo Parent is then fully reimbursed by its State Transcos.

Long-term Lending to Subsidiaries

AEPTCo Parent enters into debt arrangements with nonaffiliated entities. AEPTCo Parent has Long-term Debt of $2.6 billion and $1.9 billion as of December 31, 2017 and 2016, respectively. AEPTCo Parent uses the proceeds from these nonaffiliated debt arrangements to make affiliated loans to its State Transcos using the same interest rates and maturity dates as the nonaffiliated debt arrangements. AEPTCo Parent has recorded Notes Receivable − Affiliated of $2.6 billion and $1.9 billion as of December 31, 2017 and 2016, respectively. Related to these nonaffiliated and affiliated debt arrangements, AEPTCo Parent has recorded Accrued Interest and Accounts Receivable − Affiliated Companies of $15 million and $11 million as of December 31, 2017 and 2016, respectively. AEPTCo Parent has recorded Interest Income − Affiliated of $82 million, $57 million and $50 million for the years ended December 31, 2017, 2016 and 2015, respectively, related to the Notes Receivable − Affiliated. AEPTCo Parent has recorded Interest Expense of $82 million, $58 million and $50 million for the years ended December 31, 2017, 2016 and 2015, respectively, related to the nonaffiliated debt arrangements.

Short-term Lending to Subsidiaries

Parent uses a commercial paper program to meet the short-term borrowing needs of subsidiaries.  The program is used to fund both a Utility Money Pool, which funds the utility subsidiaries, and a Nonutility Money Pool, which funds certain nonutility subsidiaries.  In addition, the program also funds, as direct borrowers, the short-term debt requirements of other subsidiaries that are not participants in either money pool for regulatory or operational reasons.  The program also allows some direct borrowers to invest excess cash with Parent.

Interest expense related to AEPTCo Parent’s short-term borrowing is included in Interest Expense on AEPTCo Parent’s statements of income.  AEPTCo Parent incurred immaterial interest expense for amounts borrowed from AEP affiliates for the years ended December 31, 2017, 2016 and 2015.

Interest income related to AEPTCo Parent’s short-term lending is included in Interest Income − Affiliated on AEPTCo Parent’s statements of income.  AEPTCo Parent earned interest income for amounts advanced to AEP affiliates of $1 million for the year ended December 31, 2017. The amounts for the years ended December 31, 2016 and 2015 were immaterial.